Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, President & CEO

June 8, 2004	(703) 584-3400

CARDINAL FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE GEORGE MASON MORTGAGE, LLC

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”), parent company of Cardinal Bank, N.A., headquartered in Tysons Corner, Virginia, today announced that it has entered into a definitive agreement to purchase George Mason Mortgage, LLC (“GMM”) from United Bank - Virginia, a wholly owned subsidiary of United Bankshares, Inc. (NASDAQ: UBSI) for $17 million in an all cash transaction.

GMM, based in Fairfax, Virginia, engages primarily in the origination and acquisition of residential mortgages for sale into the secondary market on a best efforts basis through nine retail branches located throughout the metropolitan Washington region.  GMM was started in 1990 as a wholly owned subsidiary of George Mason Bank.  In 1998, United Bankshares acquired George Mason Bank, which was renamed United Bank - Virginia.  GMM has approximately 200 employees and is licensed in eight states, including Virginia, Maryland and the District of Columbia.  GMM is one of the leading residential mortgage lenders in the greater Washington metropolitan area, reporting originations of over $4 billion in 2003 and $3 billion in 2002.

The management team and employees of GMM, including D. Gene Merrill, President & CEO, will remain intact after completion of the acquisition, allowing for a seamless transition for the organization.  The completion of the acquisition, which is subject to the satisfaction of due diligence and other closing conditions, is expected to occur within the next sixty days.

Bernard H. Clineburg, Chairman, President & CEO of Cardinal, and the former CEO of George Mason Bankshares before its sale to United in 1998, said, “we are very excited to have George Mason Mortgage join our team and I am looking forward to working with Gene Merrill again.  Mr. Merrill and his management team have built George Mason Mortgage into one of the leading mortgage lenders in our area.  It will be our mutual goal to maintain George Mason’s leadership position in its new partnership with Cardinal.  This provides Cardinal with the opportunity to diversify its revenue sources and be a leader in one of the strongest and fastest growing residential mortgage markets in the country.”

Cardinal Financial Corporation had assets of $693.5 million at March 31, 2004.  Cardinal serves Northern Virginia with 13 conveniently located banking offices in Alexandria, Arlington, Fairfax, Fairfax City, Herndon, Leesburg, Manassas, McLean, Reston, Sterling, Tysons Corner (2), and Woodbridge. Cardinal also operates a full service investment services subsidiary, Cardinal Wealth Services, Inc.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance and branch expansion.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.